Skullcandy, Inc. Reports Second Quarter 2016 Results
PARK CITY, UTAH – August 9, 2016 – Skullcandy, Inc. (NASDAQ: SKUL) today announced financial results for the second quarter ended June 30, 2016.
“We are pleased with our second quarter results. The market share gains achieved by our brands in a challenging retail environment is a testament to the consumer focus and passion of our team. For the Skullcandy brand, we saw significant strength in our largest domestic accounts led by our expanded wireless portfolio which helped fuel sell-through at a rate nearly double the rest of the market according to NPD. Wireless is the future of audio and the Skullcandy brand is winning. For the Astro Gaming brand, we continue to experience strong growth and expect the fall launch of the new A50 headset to set the standard for the best console gaming headset in the market. While our overall Company results were hampered by some temporary headwinds including the ongoing clean-up of our China region and several retailer bankruptcies around the world, we are excited as a team to be on full attack,” said Skullcandy, Inc. President and CEO, Hoby Darling.
Net sales in the second quarter of 2016 and 2015 were $57.3 million and $57.4 million, respectively. Domestic (U.S.) net sales increased 4% to $42.3 million from $40.7 million in the same quarter a year ago. International (Non U.S.) net sales decreased 10% to $15.0 million from $16.7 million in the same quarter a year ago, primarily due to significantly decreased sales in China.
Gross profit in the second quarter of 2016 decreased 4% to $23.6 million from $24.5 million in the same quarter a year ago. Gross margin decreased to 41.1% in the second quarter of 2016 from 42.7% in the same quarter a year ago primarily due to continued clean up in China.
Selling, general and administrative (SG&A) expenses in the second quarter of 2016 increased 9% to $25.5 million from $23.5 million in the same quarter a year ago. The increase in SG&A expenses is primarily due to certain transaction costs related to the Company's sale process, customer bankruptcies, litigation, personnel related expenses, demand creation, and research and innovation expenses. These increases are partially offset by decreases in administrative costs. As a percentage of net sales, SG&A expenses increased 400 basis points to 45% as compared to 41% in the same quarter a year ago. Excluding certain non-routine costs related to our sale process, litigation, and customer bankruptcies, SG&A expenses were up 3% year over year.
Operating (loss) income in the second quarter of 2016 was $(2.0) million, a decrease of $3.0 million compared to $1.0 million in the same quarter a year ago, driven by a lower gross profit and increased SG&A expenses. Excluding certain non-routine costs related to our sale process, litigation, and customer bankruptcies, the change in operating (loss) income year over year was $1.6 million.
Net (loss) income in the second quarter of 2016 was $(1.6) million, or $(0.05) per share, based on 28.7 million weighted average diluted common shares outstanding, and net (loss) income in the same quarter a year ago was $1.2 million, or $0.04 per share, based on 29.0 million weighted average diluted common shares outstanding.
Second quarter 2016 results include pre-tax expenses of approximately $1.3m, or $0.03 of net income per share, in certain non-routine costs related to our sale process, litigation, and customer bankruptcies.
Balance Sheet Highlights
As of June 30, 2016, cash, cash equivalents, and short-term investments increased 75% to $41.2 million compared to $23.6 million as of December 31, 2015. The increase was primarily due to the Company’s collection efforts on receivables from fourth quarter sales and a decrease in the Company's early payments with certain vendors. Accounts receivable, net decreased 37% to $53.1 million as of June 30, 2016 from $84.9 million as of December 31, 2015. Inventories, net increased 7% to $44.5 million as of June 30, 2016 from $41.7 million as of December 31, 2015. The Company continued to have no outstanding debt as of June 30, 2016.

About Skullcandy, Inc.
Skullcandy, Inc. creates world-class audio experiences through its Skullcandy® and Astro Gaming® brands. Founded at the intersection of music, sports, technology and creative culture, Skullcandy brand creates world-class audio and gaming products for the risk takers, innovators, and pioneers who inspire us all to live life at full volume. From new innovations in the science of sound and human potential, to collaborations with up-and-coming musicians and athletes, Skullcandy lives by its mission to inspire life at full volume through forward-thinking technologies and ideas, and leading edge design and materialization. Astro Gaming creates premium video gaming equipment for professional gamers, leagues, and gaming enthusiasts. Astro Gaming was founded in the pits of competitive gaming and has become synonymous with pinnacle gaming experiences. Skullcandy and Astro Gaming products are sold and distributed through a variety of channels around the world from the Company’s global locations in Park City, San Francisco, Tokyo, Zurich, and Mexico City as well as through partners in some of the most important culture, sports, and gaming hubs in the world. The Skullcandy brand website can be found at http://www.skullcandy.com. The Astro Gaming website can be found at http://www.astrogaming.com.
Forward-Looking Statements
Certain statements in this press release and oral statements made from time to time by representatives of the Company are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the Company’s anticipated future financial and operating results and any other statements about the Company’s future expectations, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements. Important factors that could cause actual results to differ materially from expectations are disclosed under the “Risk Factors” section of the 2015 10-K filed with the Securities and Exchange Commission on March 4, 2016. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. The Company does not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.
Contacts
ICR
Brendon Frey
203-682-8200
Brendon.Frey@icrinc.com

-Financial Tables Follow-

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands of dollars, per share information)
(unaudited)

	Three months ended June 30,		Six months ended June 30,
	2016	2015	2016	2015
Net sales	$57,282	$57,393	$103,569	$103,035
Cost of goods sold	33,727	32,866	62,647	59,849
Gross profit	23,555	24,527	40,922	43,186
Selling, general and administrative expenses	25,527	23,502	49,668	45,807
(Loss) income from operations	(1,972)	1,025	(8,746)	(2,621)
Other expense (income)	311	(111)	491	884
Interest (income) expense	(34)	5	(46)	(11)
(Loss) income before income taxes and noncontrolling interest	(2,249)	1,131	(9,191)	(3,494)
Income tax benefit	(675)	(19)	(2,712)	(813)
Net (loss) income	(1,574)	1,150	(6,479)	(2,681)
Net loss attributable to noncontrolling interest	—	(65)	—	(168)
Net (loss) income attributable to Skullcandy, Inc.	$(1,574)	$1,215	$(6,479)	$(2,513)
Net (loss) income per common share attributable to Skullcandy, Inc.
Basic	$(0.05)	$0.04	$(0.23)	$(0.09)
Diluted	(0.05)	0.04	(0.23)	(0.09)
Weighted average common shares outstanding
Basic	28,665	28,380	28,614	28,326
Diluted	28,665	28,952	28,614	28,326

SKULLCANDY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands of dollars)
(unaudited)

	June 30, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$24,617	$23,030
Short-term investments	16,602	543
Total cash, cash equivalents, and short-term investments	41,219	23,573
Accounts receivable, net	53,128	84,909
Inventories	44,498	41,686
Prepaid expenses and other current assets	11,963	6,189
Current deferred tax assets	4,492	3,999
Total current assets	155,300	160,356
Property and equipment, net	14,566	14,830
Intangibles	6,743	7,433
Goodwill	13,867	13,867
Deferred financing fees	26	31
Non-current deferred tax assets	558	923
Other non-current assets	654	250
Total assets	$191,714	$197,690
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$17,211	$13,216
Accrued liabilities	16,341	21,931
Current deferred tax liability	8	190
Total current liabilities	33,560	35,337
Non-current deferred tax liability	996	1,148
Non-current liabilities	1,280	1,117
Total liabilities	35,836	37,602
Stockholders’ equity:
Preferred stock	—	—
Common stock	3	3
Treasury stock	(43,294)	(43,294)
Additional paid-in capital	139,638	137,535
Accumulated other comprehensive income (loss)	(652)	(818)
Retained earnings	60,183	66,662
Total stockholders’ equity	155,878	160,088
Total liabilities and stockholders’ equity	$191,714	$197,690

SKULLCANDY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands of dollars)
(unaudited)

	Six Months Ended June 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(6,479)	$(2,681)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	5,204	5,230
Loss on disposal of property and equipment and intangible assets	—	64
Provision for doubtful accounts	833	11
Deferred income taxes	(2,062)	2,720
Non-cash interest expense	5	5
Amortization of stock-based compensation expense	2,342	2,055
Foreign currency remeasurement (gain) loss	(458)	550
Changes in operating assets and liabilities:
Accounts receivable	31,039	19,394
Inventories	(2,650)	(6,531)
Prepaid expenses and other current assets	(5,697)	(5,191)
Accounts payable	3,702	(9,484)
Accrued liabilities	(3,559)	(17,969)
Net cash provided by (used in) operating activities	22,220	(11,827)
Cash flows from investing activities:
Purchase of property and equipment	(3,937)	(5,807)
Purchases of short-term investments	(16,043)	—
Proceeds from sales of short-term investments	—	7,514
Loan to third party	(500)	—
Net cash (used in) provided by investing activities	(20,480)	1,707
Cash flows from financing activities:
Proceeds from exercise of stock options	9	358
Taxes paid related to net share settlement	(163)	(245)
Income tax (detriment) benefit from share based compensation	(84)	95
Net cash (used in) provided by financing activities	(238)	208
Effect of exchange rate changes on cash and cash equivalents	85	(10)
Net increase (decrease) in cash and cash equivalents	1,587	(9,922)
Cash and cash equivalents, beginning of period	23,030	21,623
Cash and cash equivalents, end of period	$24,617	$11,701
Supplemental cash flow information:
Cash paid for interest	$—	$—
Cash paid for income tax	$4,580	$3,725
Supplemental non-cash activities:
Purchase of property and equipment financed through accounts payable	$298	$329

SKULLCANDY, INC.
SEGMENT INFORMATION
(unaudited)
We manage our business in two segments which are comprised of Domestic and International. The Domestic segment primarily consists of Skullcandy and Astro Gaming product sales to customers in the United States. The international segment primarily includes Skullcandy product sales to customers in Europe, Asia, Canada, Mexico, and all other geographic areas outside the United States that are served by the Company’s International operations.

The table below summarizes information about reportable segments for the three and six months ended June 30, 2016 and 2015 (in thousands):

	Three months ended June 30,
	2016	2015	$ Change	% Change
Net sales:
Domestic	$42,324	$40,728	$1,596	4%
International	14,958	16,665	(1,707)	(10)%
Total net sales	$57,282	$57,393	$(111)	—%

	Three months ended June 30,
	2016	2015	$ Change	% Change
Gross profit:
Domestic	$17,904	$17,849	$55	—%
International	5,651	6,678	(1,027)	(15)%
Total gross profit	$23,555	$24,527	$(972)	(4)%

	Three months ended June 30,
	2016	2015	Basis Point Change
Gross margin %:
Domestic	42.3%	43.8%	(150)
International	37.8%	40.1%	(230)
Total gross margin	41.1%	42.7%	(160)

	Six months ended June 30,
	2016	2015	$ Change	% Change
Net sales:
Domestic	$74,093	$71,352	$2,741	4%
International	29,476	31,683	(2,207)	(7)%
Total net sales	$103,569	$103,035	$534	1%

	Six months ended June 30,
	2016	2015	$ Change	% Change
Gross profit:
Domestic	$29,992	$30,175	$(183)	(1)%
International	10,930	13,011	(2,081)	(16)%
Total gross profit	$40,922	$43,186	$(2,264)	(5)%

	Six months ended June 30,
	2016	2015	Basis Point Change
Gross margin %:
Domestic	40.5%	42.3%	(180)
International	37.1%	41.1%	(400)
Total gross margin	39.5%	41.9%	(240)